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                                                                   Exhibit 10.2

                               SEVERANCE AGREEMENT


     THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of October 25, 1996, is made and entered into by and between Belden & Blake Corporation, an Ohio corporation (the "Corporation"), and Max L. Mardick (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Executive is a senior executive or a key employee of the Company (as defined herein) and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

     WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

     WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control;

     WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and

     WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

     NOW, THEREFORE, the Company and the Executive agree as follows:

     1. CERTAIN DEFINED TERMS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Board or a committee thereof. "Base Pay" shall include any portion of the Executive's annual base salary the receipt of which the Executive has elected to defer.

          (b) "Board" means the Board of Directors of the Corporation.


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          (c) "Cause" means that, prior to any termination pursuant to Section
     3(b), the Executive shall have committed:

               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

               (ii) intentional wrongful damage to property of the Company or any Subsidiary;

               (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

               (iv) intentional wrongful engagement in any Competitive Activity;

     and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

          (d) "Change in Control" means the occurrence during the Term of any of the following events:

               (i) The Corporation is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of the corporation or person surviving such merger, consolidation or reorganization, immediately after such transaction, are beneficially held, directly or indirectly, in the aggregate by the

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          beneficial holders of Voting Stock of the Corporation immediately prior to such transaction;

               (ii) The Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

               (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding Voting Stock of the Corporation;

               (iv) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

               (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period.

     Notwithstanding the foregoing provisions of Paragraph (iii) or (iv) of this Subsection, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Paragraph (iii) or (iv) of this Subsection solely because
     (A) the Corporation, (B) a Subsidiary, (C) any Company-

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     sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary, (D) any person or group of which employees of the Company or a Subsidiary control a greater than 25% interest unless the Board determines that such person or group is making a "hostile acquisition", or (E) any person or group of which the Executive is an affiliate either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
     Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because the Corporation reports that a change in control of the Corporation has occurred or will occur in the future by reason of such beneficial ownership.

          (e) "Company" means the Corporation and its Subsidiaries.

          (f) "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 10% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

          (g) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great

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     in the aggregate as are payable thereunder prior to a Change in Control.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i) "Incentive Pay" means an annual amount equal to not less than the highest aggregate annual bonus (whether paid in cash or stock and regardless of any election to defer actual payment of all or any portion of such bonus), incentive or other payments of compensation (including the stock portion of the profit-sharing payment contributed by the Company to the Belden & Blake Corporation 401(k) Profit Sharing Plan, but not cash or stock payments in lieu of distributions of restricted stock which vested in any year or stock options), in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

          (j) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earliest of (i) the third anniversary of the occurrence of the Change in Control, (ii) the Executive's death, or (iii) the Executive's attainment of age 65.

          (k) "Subsidiary" means an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

          (l) "Term" means the period commencing as of the date hereof and expiring as of the later of (i) the close of business on December 31, 1998, or (ii) the expiration of the Severance Period; PROVIDED, HOWEVER, that (A) commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 9, if, prior to a Change in Control, the Executive ceases for any reason to be an employee of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Subsection, the Executive shall not be deemed to have ceased to be an employee of the

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     Company and any Subsidiary by reason of the transfer of Executive's employment between the Corporation and any Subsidiary, or among any Subsidiaries.

          (m) "Termination Date" means the date on which the Executive's employment with the Company is terminated (the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 3(b) or (c)).

          (n) "Voting Stock" means securities entitled to vote generally in the election of directors.

          2. OPERATION OF AGREEMENT. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement shall become immediately operative.

          3. TERMINATION FOLLOWING A CHANGE IN CONTROL. (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

               (i) The Executive's death;

               (ii) If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

               (iii) Cause.

     If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary other than pursuant to Paragraph (i), (ii) or (iii) of this Subsection, the Executive will be entitled to the benefits provided by Section 4.

          (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to the benefits as provided in
     Section 4 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

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               (i) Failure to elect or reelect or otherwise to maintain the
          Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Corporation (or any successor thereto) if the Executive shall have been a Director of the Corporation immediately prior to the Change in Control;

               (ii) (A) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Corporation of written notice from the Executive of such change, reduction or termination, as the case may be;

               (iii) The liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

               (iv) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

               (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

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          (c) Notwithstanding anything contained in this Agreement to the contrary, in the event of the occurrence of a Change in Control, commencing six months after the Change in Control, the Executive may terminate employment with the Company and any Subsidiary for any reason, or without reason, with the right to severance compensation as provided in Section 4(a).

          (d) A termination by the Company pursuant to Subsection (a) of this Section or by the Executive pursuant to Subsection (b) or (c) of this Section will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

     4. SEVERANCE COMPENSATION. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period other than pursuant to Section 3(a), or if the Executive terminates his employment pursuant to Section 3(b) or (c), the Company will pay to the Executive the following amounts within five business days after the Termination Date and continue to provide to the Executive the following benefits:

               (i) A lump sum payment in an amount equal to three times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(i)).

               (ii) (A) For a period of 36 months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 3(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits, and (B) such Continuation Period will be considered service with the Company for the purpose of determining service credits and benefits due and payable to the Executive under the Company's retirement income, supplemental executive retirement and other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries immediately prior to the Termination Date. In addition, the Company shall provide the Executive, at the Executive's election, with either outplacement

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          services by a firm selected by the Executive, at the expense of the
          Company in an amount up to 20% of the Executive's Base Pay, or reimbursement of reasonable outplacement expenses actually incurred by the Executive, in an amount up to 15% of the Executive's Base Pay. If and to the extent that any benefit described in Subparagraph (A) or
          (B) of this Paragraph is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to Subparagraph (A) of this Paragraph will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation. If the continued health coverage under Subparagraph (A) of this Paragraph is provided through participation in the Company's group health plan, then following such period of continued health care coverage, the Executive will be eligible to elect to continue, for himself and his eligible dependents, health benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

          (b) Upon the occurrence of any of the events described in the third paragraph of Section 8 of the Company's Stock Option Plan, each stock option granted to the Executive under such Plan then outstanding but not exercisable shall immediately become and be exercisable in full in accordance with the terms of such Plan and the applicable option agreement between the Corporation and the Executive.

          (c) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of THE WALL STREET JOURNAL. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (d) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section and under Sections 5 and 7 will survive any termination or expiration of this Agreement or the

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     termination of the Executive's employment following a Change in Control for any reason whatsoever.

     5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Corporation, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of Subsection (f) of this Section, all determinations required to be made under this Section, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination

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     Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection (f) of this Section and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection (b) of this Section. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

          (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the

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     applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

          (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection (b) of this Section shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

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               (iv) permit the Company to participate in any proceedings
          relating to such claim;

     PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Subsection, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Subsection and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subsection (f) of this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Subsection (f) of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subsection (f) of this Section, a determination is made that the Executive shall not be entitled to any

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

     refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section.

          6. NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 4(a)(ii).

          7.   LEGAL FEES AND EXPENSES. (a) It is the intent of the
     Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client

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

relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          (b) Without limiting the obligations of the Company pursuant to Subsection (a) of this Section, in the event a Change in Control occurs, the performance of the Company's obligations under this Section shall be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Corporation shall be a party, which amounts deposited shall in the aggregate be not less than $250,000, providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to Subsection (a) of this Section shall be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Subsection shall not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive shall have the status of a general unsecured creditor of the Company and shall have no right to, or security interest in, any assets of the Company or any Subsidiary.

     8. COMPETITIVE ACTIVITY; CONFIDENTIAL INFORMATION. (a) During a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 4, and, if applicable,
Section 5, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

          (b)(i) The Executive acknowledges and agrees that in the performance of his duties as an officer and employee of the Company, he was and may be brought into frequent contact with, had or may have had access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information which is a trade secret of the Company (collectively, "Confidential Information"), as more fully described in Paragraph (ii) of this Subsection. The Executive acknowledges and agrees that the

     Confidential Information of the Company gained by the Executive during his association with the Company was or will be developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

          (ii) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company, and that any retention or use by the Executive of Confidential Information after the termination of the Executive's employment with and services for the Company shall constitute a misappropriation of the Company's Confidential Information.

          (iii) The Executive further agrees that he shall return, within ten
     (10) days of the effective date of his termination as an employee of the Company, in good condition, all property of the Company then in his possession, including, without limitation, (A) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company, (B) keys to Company property, (C) files and (D) blueprints or other drawings.

          (iv) The Executive further acknowledges and agrees that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive's obligations under this Subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles or statutes.

          9. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary prior to a Change in Control but following the commencement of any discussion with any third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

         10. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

         11. SUCCESSORS AND BINDING AGREEMENT. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subsections (a) and (b) of this Section. Without limiting the generality or effect of the foregoing, the

     Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Subsection, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     12. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Corporation (to the attention of the Secretary of the Corporation) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

     14. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     15. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes and completely replaces any prior severance or employment agreement previously applicable to the Executive. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                        BELDEN & BLAKE CORPORATION



                                        By: /s/ H. S. Belden
                                           ------------------------------

                                        Title: Chief Executive Officer
                                              ---------------------------

                                        /s/ M. L. Mardick
                                        ---------------------------------
                                            Max L. Mardick



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